Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements and related notes have been derived from the historical consolidated financial statements of TTM Technologies, Inc. (“TTM”), as adjusted to give effect to TTM’s completed acquisition (the “Acquisition”) on April 18, 2018 of all of the issued and outstanding shares of common stock of Anaren Holding Corp. (“Anaren”). Such unaudited pro forma condensed combined financial statements and related notes are of TTM and Anaren, Inc., which is a wholly-owned subsidiary of Anaren. Other than the equity interests of Anaren, Inc., Anaren has no material assets or liabilities and has no material independent operations. The unaudited pro forma condensed combined balance sheet as of April 2, 2018 includes pro forma adjustments giving effect to the Acquisition as if it had been consummated on April 2, 2018. The unaudited pro forma condensed combined statements of operations for the year ended January 1, 2018 and for the three months ended April 2, 2018 include pro forma adjustments giving effect to the Acquisition as if it had been consummated on January 3, 2017.

The preliminary allocation of purchase price in the Acquisition as reflected in these unaudited pro forma condensed combined financial statements has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed of Anaren as of the date of the Acquisition. The pro forma adjustments are based on information available as of the date of this report and certain assumptions that TTM believes are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying description of pro forma adjustments. Certain assumptions and estimates are subject to change as TTM finalizes its determination of the fair value of the assets acquired and liabilities assumed in connection with the Acquisition. Such final valuations are dependent upon procedures and other studies that are not complete. Any subsequent changes to the purchase price allocation that result in material changes to our consolidated financial statements will be adjusted retrospectively.

The historical financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined financial operating results of TTM and Anaren. The unaudited pro forma condensed combined financial statements do not reflect (1) any operating efficiencies, cost savings, or revenue enhancements that may be achieved by the combined company following the Acquisition and (2) certain nonrecurring expenses, such as potential restructuring charges, expected to be incurred within the first twelve months after the Acquisition, or other changes that may result from or be realized after the Acquisition by the combined company because such changes are not certain. In addition, TTM will incur certain non-recurring charges within the first twelve months following the Acquisition, primarily associated with the fair value of acquired inventory, that have not been included in the unaudited pro forma condensed combined statements of operations. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.

The pro forma condensed combined financial statements are unaudited, are presented for informational purposes only, and are not necessarily indicative of the financial condition or operating results that would actually have occurred had the Acquisition been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial condition or operating results of the combined company. The unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the separate audited consolidated financial statements of TTM and accompanying notes as of and for the year ended January 1, 2018, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in TTM’s Annual Report on Form 10-K that can be found at www.sec.gov;

•	the separate audited consolidated financial statements of Anaren, Inc. as of and for the year ended July 1, 2017 included in Exhibit 99.1 in this Current Report on Form 8-K/A (this “Report”);

•	the separate unaudited condensed consolidated financial statements of TTM and accompanying notes as of April 2, 2018 and for the three months ended April 2, 2018, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, that can be found at www.sec.gov; and

•	the separate unaudited condensed consolidated financial statements of Anaren, Inc. as of March 31, 2018 and for the three quarters ended March 31, 2018 included in Exhibit 99.1 in this Report.

TTM and Anaren have different fiscal year ends which end on the Monday nearest December 31st and the Saturday nearest June 30th, respectively. As a consequence of TTM and Anaren having different fiscal year ends, Anaren’s historical results have been aligned to more closely conform to the fiscal periods of TTM as follows:

•	the unaudited pro forma condensed combined balance sheet as of April 2, 2018 combines TTM’s unaudited condensed consolidated balance sheet as of April 2, 2018 with Anaren’s unaudited condensed consolidated balance sheet as of March 31, 2018.

•	the unaudited pro forma condensed combined statements of operations for the fiscal year ended January 1, 2018 combines TTM’s historical consolidated statement of operations for the fiscal year ended January 1, 2018 with Anaren’s unaudited condensed consolidated statement of operation for the four fiscal quarters ended December 30, 2017.

•	the unaudited pro forma condensed combined statements of operations for the three months ended April 2, 2018 combines TTM’s historical unaudited condensed consolidated statement of operations for the three months ended April 2, 2018 with Anaren’s unaudited condensed consolidated statement of operations for the three quarters ended March 31, 2018.

As of the date of this Report, TTM has performed a preliminary review of Anaren’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the unaudited pro forma condensed combined financial statements. At this time, TTM, is not aware of any differences that would have a material effect on the unaudited pro forma condensed combined financial statement, other than those related to excess and obsolete inventory reserves, and therefore, do not reflect any additional adjustments for potential difference in accounting policies.

Certain reclassifications have been made to Anaren’s historical amounts to conform to TTM’s presentation.

Unaudited pro forma condensed combined balance sheet

As of April 2, 2018

(in thousands)	TTM	Anaren	Pro forma adjustments	Note		Pro forma combined
ASSETS
Current assets:
Cash and cash equivalents	$352,576	$34,942	$(584,591)	(a	)	$163,512
			600,000	(b	)
			(203,003)	(c	)
			(14,064)	(d	)
			(22,348)	(e	)
Accounts receivable, net	504,914	48,350	(9,023)	(f	)	544,241
Contract Assets	275,022	—	24,080	(f	)	299,102
Inventories	82,116	63,713	(11,908)	(g	)	133,921
Prepaid expenses and other current assets	32,966	3,210	(1,562)	(h	)	34,614

Total current assets	1,247,594	150,215	(222,419)			1,175,390
Property, plant and equipment, net	1,039,751	40,734	6,595	(i	)	1,087,080
Goodwill	372,571	140,982	247,527	(j	)	761,080
Definite-lived intangibles, net	97,088	41,902	288,898	(k	)	427,888
Deposits and other non-current assets	29,345	—				29,345

Total assets	$2,786,349	$373,833	$320,601			$3,480,783

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$487,818	$14,045				$501,863
Short-term debt, including current portion of long-term debt	4,616	1,400	$9,500	(b	)	14,116
			(1,400)	(c	)
Contract Liability	—	7,775				7,775
Accrued salaries and wages and other current liabilities	185,094	8,936	649	(f	)	190,485
			(4,194)	(v	)

Total current liabilities	677,528	32,156	4,555			714,239

Long-term debt	977,413	196,966	590,500	(b	)	1,558,761
			(4,515)	(d	)
			(201,603)	(c	)
Other long-term liabilities	77,078	15,555	65,731	(l	)	158,364

Total long-term liabilities	1,054,491	212,521	450,113			1,717,125

Stockholders’ equity:
Common stock	103	—				103
Additional paid-in-capital	780,646	157,987	(157,987)	(m	)	780,646
Retained earnings (deficit)	232,013	(26,007)	26,007	(m	)	227,102
			(4,911)	(d	)
Statutory surplus reserves	37,508	—				37,508
Accumulated other comprehensive income	4,060	(2,824)	2,824	(m	)	4,060

Total stockholders’ equity	1,054,330	129,156	(134,067)			1,049,419

Total liabilities and stockholders’ equity	$2,786,349	$373,833	$320,601			$3,480,783

Unaudited pro forma condensed combined statement of operations

For the year ended January 1, 2018

(in thousands)	TTM	Anaren	Pro forma adjustments	Note		Pro forma combined
Net sales	$2,658,592	$233,600				$2,892,192
			$(3,990)	(n	)
Cost of goods sold	2,229,011	153,430	(728)	(o	)	2,377,723

Gross profit	429,581	80,170	4,718			514,469

Operating expenses:
Selling and marketing	65,856	7,325				73,181
General and administrative	126,141	20,466	(324)	(n	)	149,758
			10,654	(p	)
			(7,179)	(q	)
Amortization of definite-lived intangibles	23,634	9,693	18,109	(o	)	51,436
Research and development	—	10,654	(10,654)	(p	)	—
Restructuring charges	1,190	—				1,190

Total operating expenses	216,821	48,138	10,606			275,565

Operating income	212,760	32,032	(5,888)			238,904

Other income (expense):
Interest expense	(53,898)	(16,162)	(11,396)	(r	)	(81,456)
Loss on extinguishment of debt	(768)	—				(768)
Other, net	(18,136)	66				(18,070)

Total other expense, net	(72,802)	(16,096)	(11,396)			(100,294)

Income before income tax	139,958	15,936	(17,284)			138,610
Income tax provision	(15,231)	(1,271)		(s	)	(16,502)

Net income (loss)	124,727	14,665	(17,284)			122,108
Loss on discontinued operations, net of tax	—	(3,718)	3,718	(t	)	—
Net income attributable to noncontrolling interests	(513)	—				(513)

Net income (loss) attributable to stockholders	$124,214	$10,947	$(13,566)			$121,595

Unaudited pro forma condensed combined statement of operations

For the three months ended April 2, 2018

(in thousands)	TTM	Anaren	Pro forma adjustments	Note		Pro forma combined
Net sales	$663,582	$63,262		(u	)	$726,844
			$(874)	(n	)
Cost of goods sold	574,904	42,411	14	(o	)	616,455

Gross profit	88,678	20,851	860			110,389

Operating expenses:
Selling and marketing	17,628	1,653				19,281
General and administrative	35,188	5,134	(71)	(n	)	39,079
			3,147	(p	)
			(4,319)	(q	)
Amortization of definite-lived intangibles	5,861	2,009	4,191	(o	)	12,061
Research and development	—	3,147	(3,147)	(p	)	—

Total operating expenses	58,677	11,943	(199)			70,421

Operating income	30,001	8,908	1,059			39,968

Other income (expense):
Interest expense	(13,747)	(4,225)	(2,665)	(r	)	(20,637)
Other, net	(1,107)	(73)				(1,180)

Total other expense, net	(14,854)	(4,298)	(2,665)			(21,817)

Income (loss) before income tax	15,147	4,610	(1,606)			18,151
Income tax benefit (provision)	(5,050)	(575)		(s	)	(5,625)

Net income (loss)	$10,097	$4,035	$(1,606)			$12,526

Notes to unaudited pro forma condensed combined financial statements

(dollars in thousands, except per share amounts)

Note 1. Basis of presentation

On April 18, 2018, TTM Technologies, Inc. (“TTM”) completed the acquisition (“Acquisition”) of all of the outstanding shares of capital stock and other equity interests of Anaren Holding Corp. (“Anaren”) for total target consideration of $775,000 plus $12,594 of purchased cash.

The preliminary purchase price of the acquisition (including the repayment of debt) was approximately $787,594 (including the purchased cash), estimated as follows:

Cash consideration	$571,997
Cash purchased	12,594

Total cash consideration	584,591
Repayment of Anaren debt	203,003

Total	$787,594

Under the acquisition method of accounting, the purchase price was allocated on a preliminary basis to the assets and liabilities of Anaren based on the estimated fair value of assets acquired and liabilities assumed at the date of consummation of the Acquisition. The preliminary allocation of the purchase price, as if the Acquisition had been consummated on April 2, 2018, is summarized below:

Current assets	$129,454
Property, plant, and equipment	47,329
Identifiable intangible assets, substantially all of which are customer relationships	330,800
Goodwill	388,509
Assumed debt	(203,003)
Current liabilities	(27,211)
Other liabilities	(81,287)

Total cash consideration	$584,591

The determination of the allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair value of assets acquired, including the fair values of other identifiable intangibles, the fair value of liabilities assumed as of April 18, 2018, and is currently in process. The excess purchase price over the fair value of identifiable assets acquired and liabilities assumed will be allocated to goodwill. The purchase price allocation will remain preliminary until TTM completes the identification and valuation of significant identifiable intangibles acquired and determines the fair values of the assets acquired and liabilities assumed.

The final determination of the purchase price allocation will be completed as soon as practicable. The final amounts allocated to assets acquired and liabilities assumed could materially differ from the information presented in the unaudited pro forma condensed combined financial statements.

Note 2. Pro forma adjustments

Pro forma adjustments are necessary to reflect estimated preliminary amounts for (1) the purchase price, (2) Anaren’s net tangible and intangible assets at an amount equal to the preliminary estimates of their fair values, (3) amortization expense related to the estimated amortizable intangible assets, (4) the issuance of debt used to finance the Acquisition and related interest expense, (5) non-recurring acquisition transaction costs, and (6) the income tax effect related to the pro forma adjustments.

There were no material or significant intercompany balances or transactions between TTM and Anaren as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had TTM and Anaren filed consolidated income tax returns during the periods presented. The pro forma combined provision for income taxes assumes the deferred tax liability related to purchase price basis adjustments will be fully offset by existing TTM deferred tax assets via the partial release of the valuation allowance. The pro forma combined provision for income taxes also does not include the impact of potential reversals of the valuation allowance for deferred tax assets of Anaren and TTM as that effect is non-recurring.

Pro forma condensed combined balance sheet adjustments

(a)	Reflects the transfer of cash and cash equivalents to finance the cash component of the consideration paid in connection with the Acquisition.

(b)	Reflects the receipt of borrowings from $600,000 of incremental term loans.

(c)	Reflects the use of the borrowing proceeds to pay in full and terminate $203,003, which is the estimated fair value of Anaren’s outstanding borrowings.

(d)	Reflects the use of cash and cash equivalents to pay estimated transaction costs, costs to finance the Acquisition and Acquisition-related and debt issuance costs in the amount of $14,064 comprising:

•	estimated Acquisition-related costs in the amount of $4,911 which consisted primarily of legal fees and other professional fees. These Acquisition-related costs were expensed as incurred and reduced retained earnings.

•	estimated borrowing costs in the amount of $9,153, including origination fees and initial purchasers’ discount, which are expected to be capitalized and recorded as a component of outstanding debt, less the historical Anaren debt issuance cost in the amount of $4,638.

(e)	Reflects transfer of cash and cash equivalents to Anaren as part of the structure of the Acquisition.

(f)	Reflects the adoption of Accounting Standard Update (ASU) 2014-09, Revenue from Contracts with Customers, as amended, on April 18, 2018, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. Anaren has assessed the new guidance and determined that certain revenues streams have changed from “point in time” upon physical delivery to an “over time” model. On the date of the Acquisition, Anaren adopted ASU 2014-09 under the modified retrospective approach which is consistent with the adoption of ASU 2014-09 by TTM on January 3, 2018. With the adoption, TTM recorded a contract asset in the amount of $14,702. Also, as part of the adoption of ASU 2014-09, TTM recorded estimated sales return allowance in the amount of $294 as a component of accrued salaries and wages and other current liabilities.

Additionally, reclassifications of $9,378 of unbilled receivables for certain revenue streams for which “over time” recognition and $355 of sale return allowance were made from trade account receivable to contract assets and accrued salaries and wages and other current liabilities, respectively, in order to conform to TTM’s presentation.

(g)	Reflects a $3,500 step up adjustment of the historical Anaren inventories to estimated fair value. Because this adjustment is directly attributable to the Acquisition and would not have an ongoing impact, it is not reflected in the unaudited pro forma condensed combined statements of operations. However, this inventory adjustment will impact cost of goods sold within the first 12 months after the consummation of the Acquisition and will thereby reduce gross margin.

Additionally, reflects the adoption of ASU 2014-09, Revenue from Contracts with Customers, as amended, on April 18, 2018, as mentioned in (f) above, as well as a $4,033 increase to Anaren’s excess and obsolete inventory reserve resulting from the harmonization of excess and obsolete inventory reserve policy. Anaren’s adoption of ASU 2014-09 reduced Anaren’s inventory by $11,375.

(h)	Reflects the elimination of prepaid management fees to ANVC Holding, Corp., a wholly owned subsidiary of Veritas Capital Fund IV, L.P.

(i)	Reflects net additions of $6,595 to record property, plant and equipment at fair value of $47,329 which consist of land and land improvements of $4,750, building and improvements of $12,756, machinery and equipment of $21,477, construction in progress of $5,832 and $2,514 of other.

(j)	Reflects the net addition of goodwill of $247,527 to record goodwill of $388,509 as a result of the Acquisition less the write-off of historical Anaren’s goodwill of $140,982.

(k)	Reflects the estimated fair value of the Anaren identifiable intangible assets acquired (substantially all of which are customer relationships) of $330,800 as a result of the Acquisition, less the write-off of Anaren’s historical net intangible assets of $41,902.

(l)	Reflects a $1,770 step down in the estimated fair value obligation of the Anaren’s defined benefit pension plan and the recognition of $66,781 of deferred tax liabilities resulting from the Acquisition. See (s) below for more information regarding deferred taxes.

(m)	Reflects the elimination of Anaren’s retained earnings and other related equity accounts.

Pro forma condensed combined statement of operations adjustments

(n)	Reflects a decrease in depreciation expense of $4,314 and $945 for the year ended January 1, 2018 and for the three months ended April 2, 2018, respectively, resulting primarily from the reevaluation of estimated useful lives of assets acquired from Anaren. Depreciation is based on straight-line methodology over 5 to 45 years of useful life. Assuming an aggregate weighted average useful life of 20 years and straight-line depreciation, for every additional $10,000 allocated to building improvements and machinery and equipment, pre-tax earnings would decrease by $500 and $125 for the year ended January 1, 2018 and for the three months ended April 2, 2018, respectively. The decrease in depreciation expense is allocated substantially to cost of goods sold as substantially all of the property, plant and equipment are used for production of products.

(o)	Reflects incremental amortization expense of $18,109 and $4,191 for the year ended January 1, 2018 and for the three months ended April 2, 2018, respectively, for acquired identified intangible assets based on the estimated fair values to be assigned to these assets. The intangible assets consist of $39,500 of developed technology with an average useful life of approximately 9 years, $30,000 of backlog with useful life of approximately 7 years, $261,000 of customer relationships with an average useful life of approximately 12 years, and $300 of other and as a result, amortization expense was preliminarily estimated to be amortized over a weighted average of approximately eleven years on a straight-line basis.

Assuming an aggregate weighted average useful life of approximately 11 years, and the amortization methods discussed above, for every additional $1,000 allocated to identified intangible assets, pre-tax earnings would decrease by $91 and $23 for the year ended January 1, 2018 and for the three months ended April 2, 2018, respectively.

(p)	Reflects the reclassification of Anaren’s research and development costs to general and administrative expense in order to conform to TTM’s presentation.

(q)	To adjust for non-recurring transaction and other costs incurred of $7,179 and $4,319 expensed during the year ended January 1, 2018 and for the three months ended April 2, 2018, respectively, including historical prepaid management fees to ANVC Holdings, Corp., a wholly owned subsidiary of Veritas Capital Fund IV, L.P. in the amounts of $1,421 and $346 for the year ended January 1, 2018 and for the three months ended April 2, 2018, respectively. Additional transaction costs of $14,064 was incurred and expensed subsequent to April 2, 2018.

(r)	Reflects incremental interest expense as follows:

(in thousands)	For the year ended January 1, 2018	For the three months ended April 2, 2018
Pro forma estimate of expense:
Contractual cash interest for the incremental Term Loans	$26,280	$6,570
Amortization of debt issuance costs	1,056	264
Accretion of incremental Term Loans original issue discount	222	56

	27,558	6,890
Less historical expense:
Anaren	16,162	4,225

Incremental expense	$11,396	$2,665

Contractual cash interest represents estimated interest for the incremental Term Loans at weighted average rate of 4.38%. Debt issuance costs in the amount of $7,653 will be amortized at a weighted average useful life of 7.3 years. Additionally, the original issue discount of $1,500 will be amortized using an effective interest rate of 4.66% to maturity of all Term Loans.

The effect of a 1/8th percentage point variance in the weighted average interest rate on pre-tax earnings would be $750 and $188 for the year ended January 1, 2018 and for the three months ended April 2, 2018, respectively.

Anaren’s debt consisted of senior secured notes and bank loans at varying interest rates. For purposes of the pro forma condensed combined financial statements, maturities of total pro forma combined long-term debt are as follows: $9,500 for years 1 through 6, with the remaining outstanding balance due on September 24, 2024.

(s)	The acquisition of Anaren results in the recognition of deferred tax liabilities of approximately $66,781 related primarily to amortizable intangible assets. Because Anaren will be included in TTM’s consolidated tax return following the acquisition, TTM has determined that the deferred tax liabilities related to the acquisition will offset the reversal of TTM’s deferred tax assets of $231,658. However, the income tax benefit of $72,431 related to the reduction in TTM’s valuation allowance is not reflected in the pro forma statement of operations because it will not have a continuing impact.

(t)	Reflects the elimination of loss on discontinued operations.

(u)	TTM evaluated the impact of ASU 2014-09, Revenue from Contracts with Customers for the three months ended April 2, 2018 and determined that the roll over impact of certain revenues streams recognized using the “over time” model was estimated to be immaterial.

(v)	Reflects an adjustment for the estimate of tax payable balance as of the opening balance sheet.